Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-119194 on Form S-4 of our report dated March 31, 2007, relating to the financial statements of Belden & Blake Corporation, appearing in this Annual Report on Form 10-K of Belden & Blake Corporation for the year ended December 31, 2006.
Houston, Texas
March 31, 2007